UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Arch Coal, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on April 10, 2015, the following letter will be sent to certain stockholders of Arch Coal, Inc.

One CityPlace Drive, Suite 300

St. Louis, Missouri 63141

April 10, 2015

Dear Stockholder:

By now you should have received our proxy solicitation materials pertaining to our Annual Meeting of Stockholders to be held on April 23, 2015 (the “Annual Meeting”), including our proxy statement relating to the Annual Meeting (the “Proxy Statement”).  You can also view our proxy solicitation materials at www.proxyvote.com.

We are writing to ask for your support by voting in accordance with the recommendations of the Board of Directors (the “Board”) of Arch Coal, Inc. (“Arch” or the “Company”) on all proposals described in the Proxy Statement.  We particularly request your support on Proposal No. 2 (the “Say on Pay Proposal”) and Proposal No. 4 (the “Reverse Stock Split Proposal”).  In deciding how to vote on the proposals, we encourage you to read the relevant portions of the Proxy Statement and consider the supplemental information below.

Supplemental Information Regarding Proposal No. 2

Say on Pay

The Company has adopted a compensation program designed to attract, motivate and retain highly talented executives and align interests of our executives with the interests of our stockholders.  In 2013 and 2014, we met with a number of stakeholders to discuss the Company’s compensation practices.  As a direct result of those discussions and the feedback that we received, we have made a number of changes to the Company’s compensation practices, including:

•                  Elimination of stock options.  Beginning in 2014, the Company has stopped awarding stock options as a component of our long-term incentive compensation plan.

•                  Addition of performance shares tied to operational measures in replacement of stock options.  The Company has replaced stock options with performance shares in an effort to create a more performance-oriented compensation program. Performance targets for these awards are tied to operational cash flow, with total payouts modified based on total stockholder return relative to our peer companies.

•                  Award caps.  There are maximum limits on the annual and long-term performance based awards. For the 2015 annual incentive compensation plan year, the Company has reduced the maximum payout level for safety and environmental compliance measures from 225% to 200%.

•                  Share ownership requirements.  In 2014, the Company revised its stock ownership requirements for both directors and senior officers, and added a provision that requires them to hold a minimum of 67% of the net shares resulting from any future vesting of restricted stock, restricted stock units or performance shares if the guideline is not met.

•                  Clawback policy.  In 2015 the Board adopted a clawback policy.  Under this policy, we may reduce or cancel, or require the recovery of, an executive officer’s performance-based compensation if the committee determines that such award should be adjusted because that executive officer has engaged in intentional misconduct that has led to a material restatement of the Company’s financial statements.

One of the leading proxy advisory firms, in reviewing our compensation practices and changes that have been made as a result of stakeholder interaction, indicated that they “believe that these changes represent clear improvements to the structure of the compensation program and address several of the issues discussed in previous [proxy advisor reports].”

In addition, in setting compensation levels our Personnel and Compensation Committee benchmarks pay relative to a specific group of peer companies, which for fiscal year 2014 are listed on page 47 of the Proxy Statement under the heading “Compensation Peer Group” (the “Peer Group”), based on publicly disclosed information.  In selecting the Peer Group, in consultation with the Committee’s independent compensation consultant Meridian Compensation Partners, LLC, the Committee looked not only at market capitalization and revenues, but also other factors such as geographic location, industry, and whether the Company has historically competed with a company in attracting talent.  As a result, companies that we compete with in the coal industry, such as Peabody Energy Corporation and CONSOL Energy Inc. are included in the Peer Group, as well as other mining companies such as Barrick Gold Corporation, Newmont Mining Corporation and Southern Copper Corporation since we compete with these entities for talent with mining industry experience and expertise.  In the charts on pages 44 and 45 of the Proxy Statement, the Company illustrates the relative degree of alignment of the Company’s compensation practices to the Company’s Peer Group, showing total realizable compensation for the Company’s Chief Executive Officer against total stockholder return and a combination of total stockholder return and operating income growth.

Supplemental Information Regarding Proposal No. 4

The Reverse Stock Split

If the Reverse Stock Split Proposal is approved by our stockholders at the Annual Meeting, the Board will be granted discretionary authority to amend our Restated Certificate of Incorporation and take any other necessary actions to effect a reverse stock split at any time on or before April 22, 2016 and at an exact exchange ratio of either one-for-five or one-for-ten, as determined by the Board.

In considering your vote for this proposal, we ask that you please read the information below to gain a further understanding of the actions that our Board took in this regard.

A reverse stock split would be beneficial to our stockholders.

The Board believes that a reverse stock split and the expected resulting increase in the per share trading price for our common stock would be beneficial to our stockholders for the following reasons:

•                  New York Stock Exchange (“NYSE”) Considerations.  The primary reason for seeking the authority to take these actions is that there are certain criteria for the continued listing of shares of common stock on the NYSE.  For example, a listed company is considered to be out of compliance with continued listing standards and subject to delisting if the average closing price of its common stock is less than $1.00 over a consecutive 30 trading-day period.  Our common stock has closed below $1.00 per share on several trading-days since late January 2015 and, on April 7, 2015, the consecutive 30 trading-day average closing price was $1.06.  In the event that our common stock fell below the consecutive 30 trading-day requirement, we could be delisted, which is not in the interests of our stockholders.

•                  Appealing for Investors.  Our financial advisors have indicated that an increase in the price per share of our common stock could make our common stock more attractive to a broader range of institutional and other investors.  An increase in our per share price may increase the acceptability of our common stock to a number of long-term investors who may not find our shares attractive at their current prices because of (i) trading volatility often associated with stocks below certain prices and/or (ii) certain internal guidelines or restrictions that some institutional investors may have on holding shares of stock that are trading below certain prices.

•                  Transaction Costs.  Investors may be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for lower-priced stocks.

Some stakeholders have expressed concern that we are not concurrently seeking a proportionate reduction in authorized shares.  However, they have not taken into account that the Company’s Restated Certificate of Incorporation has a higher voting standard applicable to an amendment to reduce the number of authorized shares.

As described in the Proxy Statement, the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to approve the Reverse Stock Split Proposal.  This voting standard applies because the applicable amendment to our Restated Certificate of Incorporation to effect a reverse stock split, if a reverse stock split is effected, would involve the addition of a new Article THIRTEENTH to our Restated Certificate of Incorporation.

In order to reduce the number of shares of our authorized common stock, Article FOURTH of our Restated Certificate of Incorporation, which sets forth the number of authorized shares of our common stock, must be amended.  Pursuant to Article SIXTH of our Restated Certificate of Incorporation, any amendment to Article FOURTH requires the affirmative vote of the holders of not less than two-thirds of the shares of our common stock voting on the proposed amendment.

Because there is a higher voting standard applicable to a proposal to amend our Restated Certificate of Incorporation to reduce the number of authorized shares of our common stock as compared to the Reverse Stock Split Proposal, coupling a pro rata reduction in the number of authorized shares of our common stock with the Reverse Stock Split Proposal could jeopardize our ability to provide the Board with the flexibility to effect a reverse stock split following the Annual Meeting, which would not be in the interests of our stockholders.

If the Reverse Stock Split Proposal is approved and we effect a reverse stock split, the Board intends thereafter to propose a proportionate reduction in the number of authorized shares.

If the Reverse Stock Split Proposal is approved by our stockholders at the Annual Meeting and we effect a reverse stock split, the Board intends to seek stockholder approval for a proportionate decrease in the number of authorized shares of our common stock at our first annual meeting of stockholders thereafter at which it is practicable to seek such stockholder approval, depending on the timing of the reverse stock split.  Therefore, the Board anticipates that the Company’s stockholders will vote on a pro rata reduction in the number of authorized shares of our common stock following a reverse stock split effected in accordance with the

Reverse Stock Split Proposal, which addresses the concerns we have heard from some stakeholders.

Under applicable NYSE rules, our stockholders must approve most significant issuances of our common stock in any event.

NYSE Rule 312.03(c) provides that stockholder approval is required prior to the issuance of common stock in any transaction or series of related transactions if (i) the common stock to be issued has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock, or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such stock.

The table below contains approximate information relating to our common stock on March 14, 2015, the record date for the Annual Meeting, and under each of the proposed reverse stock splits, in each case based on information as of March 14, 2015:

	Approximate Number of Shares Outstanding	Approximate Maximum Number of Shares Which May Be Issued in Any Transaction or Series of Related Transactions without Stockholder Approval
Pre-split	212,693,085	42,538,616
Following one-for-five split	42,538,617	8,507,723
Following one-for-ten split	21,269,308	4,253,861

Following a reverse stock split in accordance with the Reverse Stock Split Proposal, NYSE Rule 312.03(c) would result in us having relatively little flexibility to use authorized but unissued shares of our common stock in a transaction or series of related transactions without obtaining prior stockholder approval, substantially decreasing the risk of material dilution of the holdings of our stockholders as a result of a transaction or series of related transactions to which our stockholders object.

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We also invite you to read the Proxy Statement for more information regarding the reasons the Board is recommending a vote “FOR” both the Say on Pay Proposal and the Reverse Stock Split Proposal.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation.